                           PURCHASE AND SALE AGREEMENT




         This Purchase and Sale Agreement (this "Agreement"), dated as of October 6, 2000, is among ATLAS PIPELINE OHIO, LLC, a Pennsylvania limited liability company ("Atlas Ohio"), and ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership ("Partnership" and collectively with Atlas Ohio, "Buyer"), both having a business and mailing address of 1521 Locust Street, Philadelphia, PA 19102, and KINGSTON OIL CORPORATION, an Ohio corporation, having a business and mailing address of 1800 Dietz Lane, Zanesville, Ohio 43701 ("Seller").

         In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                   ARTICLE 1.

                                PURCHASE AND SALE
                                -----------------

         Section 1.1. Purchase and Sale. Seller agrees to sell and to convey, and Buyer agrees to purchase and to pay for, the gas gathering system described in Exhibit 1.1 and the transportation contracts associated therewith as shall be mutually agreed upon by Buyer and Seller prior to Closing (the "Gathering System"), subject to the terms and conditions of this Agreement.

         Section 1.2. Liabilities. Subject to the terms and provisions of this Agreement and the Exhibits, documents, certificates and other instruments delivered pursuant hereto, Buyer hereby assumes all liabilities, obligations or duties accruing, to be incurred or related to times after the Closing Date of Seller with respect to the Gathering System. However, except as specifically provided in this Agreement or in any Exhibit, document, certificate or other instrument delivered pursuant to this Agreement, the purchase and sale of the Gathering System is not, and shall not be deemed to be, a transfer to Buyer of any liabilities, obligations or duties of Seller, and Buyer is not assuming and upon Closing will not assume or be responsible for any liabilities, obligations or duties of Seller accrued, incurred or related to times prior to the Closing Date. For purposes of this Section 1.3 the phrase "liabilities, obligations or duties" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         Section 1.3. Excluded Interests. It is specifically agreed that Seller is not selling and Buyer is not purchasing the following assets all of which shall be deemed excluded from the definition of "Gathering System" ("Excluded Interests"):

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                  (a) Any cash, accounts receivable, notes receivable or cash equivalents of Seller;

                  (b) Items sold, transferred, disposed of or consumed and contracts terminated prior to the Closing Date in the ordinary course of business (provided that Seller shall not sell, transfer or dispose of any item with a fair market value exceeding $5,000 between the date hereof and the Closing Date without the Buyer's written consent);

                  (c) Any right to use the Seller's name, marks or insignia, or to use the name of any other subsidiary or corporate affiliate of Seller;

                  (d) Any insurance contracts or bonds held by Seller or its affiliates for Seller's benefit or any employment, consulting, or accounting service contracts; and

                  (e) Any certificate of deposit held in connection with the bonding of Seller's water truck.

         Section 1.4. Effective Time. The purchase and sale of the gathering system shall be effective as of the time of Closing (the "Effective Time").

                                   ARTICLE 2.
                                 PURCHASE PRICE
                                 --------------

         Section 2.1. Purchase Price. Simultaneously with the execution and delivery hereof, Buyer shall pay to Seller for the Gathering System an amount (the "Purchase Price") payable as follows: (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in cash (the "Cash Payment"); and (ii) issuance of Eighty Eight Thousand Two Hundred Thirty Five (88,235) common units limited partnership interest units of Partnership (the "Units"). Upon receipt of the Units, the Units shall be fully paid, validly issued and nonassessable and Seller shall have all the rights of a registered unit holder as such rights are more particularly described in the Partnership's First Amended and Restated Agreement of Limited Partnership dated February 2, 2000 and shall hold the Units, beneficially and of record, free and clear of all liens and encumbrances.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 3.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

                  (a) Corporate Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.


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                  (b) Corporate Authority. Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Seller's articles of incorporation, code of regulations, or other governing documents, or any agreement or instrument to which Seller is a party or by which Seller is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller. No further action is necessary on the part of Seller to authorize this Agreement or the transactions contemplated by this Agreement.

                  (c) Transactions Authorized. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Seller and will not (i) require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller or the Gathering System are subject, (ii) violate any judgment, order, writ or decree of any court applicable to Seller or the Gathering System, (iii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Seller is a party or any part of the Gathering System is bound or (iv) result in the creation or imposition of any encumbrance upon the Gathering System.

                  (d) Execution of Agreement. This Agreement has been duly executed and delivered on behalf of Seller and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (e) Payment of Taxes. To the best of Seller's knowledge, Seller has paid in full all taxes and assessments due against Seller or the Gathering System to any local, state, federal, or other taxing authority, including without limitations, applicable corporation taxes, franchise taxes, federal and state income taxes, state and municipal sales and use taxes, stamp, excise and excess profits taxes, federal unemployment and old age insurance taxes, property taxes, capital stock taxes, ad valorem taxes, production taxes, severance, and all other taxes and assessments. All tax returns and reports required by applicable law or governmental regulations have been filed by Seller, and such returns and reports are true, correct and complete and present fairly and accurately the information required to be shown therein. There are no assessed tax deficiencies proposed or threatened, and no audit of Seller by any federal, state or local authority is in progress. There are no tax liens upon the Gathering System.


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                  (f) Information. To the best of Seller's knowledge, Seller has provided Buyer with information relating to the Gathering System that is complete and accurate in all material respects. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the best of Seller's knowledge, all contracts, permits and other documents and instruments furnished or made available to Buyer by Seller are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto. To the best of Seller's knowledge, there is no fact, development or threatened development (excluding general economic factors affecting business in general) that Seller has not disclosed to Buyer in this Agreement or the Exhibits hereto that materially adversely affects or, so far as Seller can now foresee, may materially adversely affect, the Gathering System, or the prospects or condition (financial or otherwise) of the Gathering System.

                  (g) Seller's Encumbrances. Exhibit 3.1(g) hereto contains a description of all indebtedness, borrowings, loan agreements, promissory notes, pledges, mortgages, guarantees, and similar liabilities (direct and indirect) that are secured by or constitute an encumbrance on the Gathering System ("Seller's Encumbrances").

                  (h) Availability of Assets and Legality of Use. The Gathering System is in good and serviceable condition (normal wear and tear excepted) and suitable for the uses for which intended and has been maintained in accordance with industry practices of businesses of similar size as Seller and operating in substantially the same geographic area. The Gathering System and its uses conform in all material respects to all applicable laws. Seller shall have at Closing good and marketable title to, or valid leasehold interest in, the Gathering System, free and clear of all liens, mortgages, security interest, pledges, charges and encumbrances

                  (i) Contract Obligations. Seller has not received written notice that it is in default under any contract or agreement pertaining to the Gathering System, and to the best of Seller's knowledge, no event has occurred which would constitute such a default. Except for Seller's Encumbrances, there are no contracts or other agreements pertaining to the Seller that require any further action on the part of Seller or require Seller to perform any obligations thereunder except those listed in the Exhibits hereto and royalty payments. Without limiting the foregoing, and except as provided for such Exhibits, Seller is not with respect to the purchased Gathering System a party to any written or oral:

                           (1) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by another party, involving in any one case $5,000 or more;

                           (2) agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $5,000 or more;

                                       4


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                           (3) agreement, contract or commitment continuing over
         a period of more than six months from the date hereof or exceeding $5,000 in value;

                           (4) any other material agreement, contract or commitment not made in the ordinary course of business consistent with past practice.

                  (j) Broker's Fee. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                  (k) Legal Proceedings. Except as set forth on Exhibit 3.1(k), there is no suit, action or other proceeding pending, instituted or, to the best of Seller's knowledge, threatened before any court or governmental body, authority or agency and, to the best of Seller's knowledge, no cause of action exists, that relates to the Gathering System. Seller is not a party or subject to any injunction, judgment, order, notice of appeal, of any court or governmental body, authority or agency except as set forth on Exhibit 3.1(k). Except as set forth and explained on Exhibit 3.1(k), none of the matters set forth thereon will have a material adverse effect on the Gathering System.

                  (l) General Compliance. To the best of Seller's knowledge, Seller has complied in all material respects with all laws, rules, regulations, ordinances and orders of all local, state, and federal governmental bodies, authorities and agencies having jurisdiction over the Gathering System.

                  (m) Environmental Compliance. To the best of Seller's knowledge, in addition to the representations contained in Section 5.3 hereof, and not as a limitation thereof, Seller represents that it has acquired all permits, licenses, approvals and consents from appropriate local, state, and federal governmental bodies, authorities and agencies necessary or appropriate to conduct operations on the Gathering System in compliance with all applicable laws, rules, regulations, ordinances and orders in all material respects; and Seller is in compliance with all such permits, licenses, approvals, and consents and with all applicable environmental laws, rules, regulations, ordinances and orders in all material respects.

                  (n) Tax Partnerships. Except as otherwise disclosed in the Exhibits, no portion of the Gathering System (1) has been contributed to and is currently owned by a tax partnership; (2) is subject to any form of agreement whether formal or informal, written or oral, deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes "partnership property," as that term is used throughout subchapter K of Chapter I of Subtitle A of the Internal Revenue Code of 1986 (the "Code"), of a tax partnership. For purposes of this Section 3.1(t) a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of Section 761 of the Code or any similar state or federal statute, rule or regulation, and that is not excluded from the application of


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the partnership provisions of Subchapter K of Chapter I of Subtitle A of the
Code and of all similar provisions of state tax statutes or regulations by reason of elections made, pursuant to Section 761(a) of the Code and all such similar state or federal statutes, rules and regulations.

                  (o) Locations of Business. Section 10.4 hereto accurately and correctly sets forth the chief place of business of Seller and the location of all other places of business of Seller.

                  (p) Books and Records. To the best of Seller's knowledge, all books of account and other financial records of Seller directly relating to the Gathering System (the "Books and Records") are complete and correct and have been made available to Buyer. All of the Books and Records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP (except as otherwise stated therein) and in compliance in all material respects with applicable laws, regulations and other requirements.

                  (q) Bulk Sales Laws. There are no bulk sales laws of Ohio applicable to the sale and transfer of the Gathering System as contemplated hereby.

                  (r) Public Utility Status. Seller is not a regulated public utility under applicable state or federal law including, without limitation, the Public Utility Holding Company Act of 1935, as amended.

                  (s) Investment. Seller (i) is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"); (ii) has sufficient knowledge and experience in the business of Partnership so as to be able to evaluate the risks and merits of its acquisition of the Units; (iii) has had an opportunity to discuss Partnership's business, management and financial affairs with Partnership's management; and
(iv) is acquiring the Units for its own account (and not for the account of others) for investment and not with a view to the distribution hereof. Seller will not sell or otherwise dispose of the Units (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act, or an exemption therefrom, and Seller acknowledges that certificate or certificates representing the Units will contain a legend to the foregoing effect.

         Section 3.2. Representations and Warranties of Buyer. Buyer, severally and not jointly, represents and warrants to Seller that:

                  (a) Corporate Organization. Atlas Ohio is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.


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


                  (b) Corporate Authority. Subject to the provisions of Section 3.2(c), Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Gathering System and issue the Units (with respect to Partnership) on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Buyer's charter, bylaws or governing documents, or any agreement or instrument to which Buyer is a party or by which Buyer is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

                  (c) Transactions Authorized. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will have been duly and validly authorized by all requisite action on the part of Buyer.

                  (d) Execution of Agreement. This Agreement has been duly executed and delivered on behalf of Buyer, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (e) Compliance With Law. To the best of Buyer's knowledge, Buyer has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business and is in compliance with all applicable laws and regulations in all material respects.

                                   ARTICLE 4.
                                   COVENANTS
                                   ---------

         Section 4.1. Covenants and Agreements of Seller. Seller covenants and agrees with Buyer that:

                  (a) Title Information. Immediately upon execution of this Agreement, Seller, shall give Buyer access, for purposes of inspection, review and photocopying (at Buyer's expense or as mutually otherwise agreed) to all title information in Seller's possession relating to the Gathering System, and Seller shall use its best efforts to obtain any other currently existing title information from third parties as may reasonably be requested by Buyer provided it can be obtained without cost to Seller. Such title information includes without limitation the following:

                           (1) Copies of all title opinions and reports pertaining to the Gathering System;

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                           (2) All abstracts of title and status reports
         pertaining to the Gathering System;

                           (3) Copies of all of the leases, prior conveyances of interests created thereby, unitization, pooling and operating agreements, division and transfer orders, mortgages, deeds of trust, security agreements, chattel mortgages, financing statements and other encumbrances affecting the title to or the value of the Gathering System and copies of all other contracts and documents affecting the title to or the value of the Gathering System;

                           (4) Evidence that all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Gathering System have been properly and timely paid;

                           (5) Ownership maps and surveys relating to the Gathering System;

                           (6) Copies of all lease records and data sheets and to bonuses, rentals and royalties payable thereunder;

                           (7) Copies of all purchase, sale, processing and gathering line agreements relating to the production from the Gathering System;

                           (8) Copies of all agreements, deeds, leases, permits, easements, notices, licenses and orders in any way relating to the Gathering System; and

                           (9) Abstracts of title, title opinions, UCC search certificates, status reports and other certificates and title information.

                  (b) Operation Information. Immediately upon execution of this Agreement, Seller shall give Buyer access for purposes of inspection, review and photocopying (at Buyer's expense except as otherwise mutually agreed) to all operation information in Seller's possession relating to the Gathering System, and Seller shall use its best efforts to obtain any other information from third parties which is reasonably requested by Buyer provided it can be obtained without cost to Seller.

                  (c) Continuing Operation. Seller shall (1) maintain and operate the Gathering System in a good and workmanlike manner, (2) maintain insurance now in force with respect to the Gathering System and pay or cause to be paid all costs and expenses incurred in connection therewith, (3) keep the leases and the contracts relating to the Gathering System in full force and effect, unless Buyer gives prior consent to the termination of any lease or contract, and shall perform and comply with all of the covenants and conditions contained therein and all agreements relating to the Gathering System in all material respects; and (4) use commercially reasonable efforts to (a) prevent


                                       8
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the occurrence of any event or condition that would have a material adverse effect on or would restrain, prohibit or otherwise interfere with the effective operation and enjoyment by Buyer of the Gathering System and (b) preserve for the benefit of Buyer the goodwill of customers, vendors and others having business relations with it related to the Gathering System.

                  (d) Continuing Management. Seller shall carry on the business of Seller with respect to the Gathering System in substantially the same manner as Seller has heretofore and shall not introduce any new method of management, operation or accounting.

                  (e) New Agreements and Sales. Without the prior consent of Buyer, or except as required by existing commitments, Seller shall not (1) enter into any new material agreements or commitments with respect to the Gathering System that extend beyond the Closing, (2) modify or terminate any of the agreements relating to the Gathering System, or (3) encumber (other than encumbrances that shall be released on or before Closing), sell or otherwise dispose of any part of the Gathering System.

                  (f) Legal Proceedings. Seller shall promptly notify Buyer of any suit, action or other proceeding before any court or governmental body, authority or agency and any cause of action of which Seller has knowledge that relates to the Gathering System or that might result in impairment or loss of Seller's title to any portion of the Gathering System or the value thereof or that might hinder or impede the operation and the enjoyment thereof.

                  (g) General Compliance. Seller shall comply in all material respects with all laws, rules, regulations, ordinances and orders of all local, state, and federal governmental bodies, authorities and agencies having jurisdiction over the Gathering System.

                  (h) Access to Properties. At all times prior to the Closing, Seller shall use its best efforts to give Buyer and the employees and agents of Buyer access to inspect the Gathering System. Buyer agrees to indemnify and hold Seller harmless from any costs, expenses or damages which Seller sustains as a result of Buyer's inspection.

                  (i) Consummation of Transaction. Seller shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Gathering System and the transactions contemplated by this Agreement and to assure that as of the Closing Date Seller will not be under any material corporate, legal, or contractual restriction that would prohibit or delay the timely consummation of such transactions.

                  (j) Validity of Representations. Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date.


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

                  (k) Inability to Perform Covenant. Seller shall promptly notify Buyer if Seller fails to perform or comply with any covenant or an agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

                  (l) Release of Encumbrances. At the Closing, Seller shall cause Seller's Encumbrances to be released so that the Gathering System may be transferred to Buyer free and clear of any Seller Encumbrance.

                  (m) Advice of Changes. Seller shall advise Buyer promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder; provided that no such disclosure shall be deemed to modify, amend or supplement Seller's representations and warranties.

                  (n) Update Exhibits. Seller shall promptly disclose to Buyer any information contained in the representations and warranties of Seller contained in Article 3 or in the Exhibits to this Agreement which is no longer complete or correct; provided that no such disclosure shall be deemed to modify, amend or supplement Seller's representations and warranties.

         Section 4.2. Covenants and Agreements of Buyer. Buyer, severally and not jointly, covenants and agrees with Seller that:

                  (a) Consummation of Transaction. Buyer shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Gathering System, issuance of the Units and the transactions contemplated by this Agreement and to assure that as of the Closing Date Buyer will not be under any material corporate, legal or contractual restrictions that would prohibit or delay the timely consummation of such transactions.

                  (b) Validity of Representations. Buyer shall cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date.

                  (c) Confidential Data. Before Closing, Buyer shall exercise all due diligence in safeguarding and maintaining the security of all engineering, geological and geophysical data, reports and maps, and all other confidential data made available to, reviewed by or in the possession of Buyer, relating to the Gathering System, and Buyer shall only disclose such confidential data to necessary third parties who have agreed to be bound by the


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

same confidentiality provisions. In the event the Closing shall not occur, Buyer shall return all confidential data to Seller and Buyer shall not utilize such confidential information for any purpose whatsoever, including, but not limited to, in furtherance of Buyer's business activities.

                  (d) Inability to Perform Covenant. Buyer shall promptly notify Seller (1) if any representation or warranty of Buyer contained in this Agreement is discovered to be or becomes untrue, or (2) if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant or agreement contained in this Agreement.

                                   ARTICLE 5.
                              ADDITIONAL AGREEMENTS
                              ---------------------

         Section 5.1. Title Procedure. If any of the information or material supplied by Seller pursuant to this Agreement or any other information or data obtained by Buyer from any other source reflects the existence of any encumbrance, encroachment, defect in or objection to title that render title to the Gathering System or any portion thereof less than good and marketable (all of which are herein called the "Title Defects"), Buyer shall give Seller written notice of the Title Defects. If Title Defects shall be so specified, Seller may attempt to cure or to remove the Title Defects at the expense of Seller. If the Title Defects are not cured or removed at or prior to the Closing, Buyer may either waive the Title Defects and proceed with the Closing, mutually agree with Seller to an adjustment to the Purchase Price and proceed with Closing, or elect in writing to terminate this Agreement.

         Section 5.2. Diminution of Value. If, prior to the Closing, any portion of the Gathering System shall be destroyed by fire or other casualty, or if any portion of the Gathering System shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, or there has been an adverse change, however caused, in the production characteristics, allowable production, takes by purchasers, proceeds of production or operating expenses of an Interest, Buyer may elect in writing to terminate this Agreement, mutually agree with Seller to an adjustment to the Purchase Price or proceed with the Closing; provided, however, that in such last event all proceeds of insurance or condemnation shall be assigned by Seller to Buyer. In the case of any condemnation, taking or destruction of a part of the Gathering System not covered by insurance, the parties agree to negotiate in good faith an appropriate adjustment to the Purchase Price.

         Section 5.3. Environmental Representations and Indemnities.

                  (a) Rights of Inspection/Cancellation. Buyer shall have no obligation to purchase Gathering System from Seller hereunder unless at Closing each and every representation and warranty and covenant contained in Section 5.3(c) below shall be true and correct on the Closing Date. Buyer shall have the right to conduct an Environmental Audit (as defined below) at any time prior to the Closing Date, such Environmental Audit to be conducted at Buyer's expense,



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and to be of such scope, duration and detail as Buyer, in its sole discretion, shall determine. Seller shall make available to Buyer access to all individuals, property, documents and information necessary to conduct the Environmental Audit. The results of the Environmental Audit are to be the sole property of Buyer and, as such, Seller agrees to hold confidential any communications, including report letters or the like, which Buyer, or its agents, provide to Seller arising out of or related to the Environmental Audit. Buyer reserves the right after, but not prior to, the Closing to provide third parties, including governmental bodies, with information obtained during the Environmental Audit. Seller hereby forever releases Buyer from any and all claims, liabilities, damages or expenses arising from or related to the dissemination after the Closing of information gathered or obtained during the Environmental Audit. Buyer may, at its sole discretion, terminate this Agreement at any time prior to Closing if Buyer determines, based upon the Environmental Audit, that the environmental conditions of the Gathering System are unacceptable to Buyer, such termination to be final and binding upon all parties to this Agreement.

                  (b) Definitions. "Environmental Activity" means any actual or threatened storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into and/or on the Gathering System or otherwise relating to the Gathering System or any use of the Gathering System which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements. "Environmental Audit" includes, without limitation, investigations into Seller's environmental practices, past and present, tests of soils, surface waters, groundwaters, air and particulate matter on Seller's real estate and on real property near the Gathering System, interviews with past and present employees of Seller and residents or property owners of real property near Seller's real estate, and reviews of all documents related to Seller's environmental practices, whether in the possession of Seller, of governmental bodies, or third parties. "Environmental Requirements" means all present laws including but not limited to Federal, State, municipal, county or, local statutes and regulations, authorizations, judgments, decrees, concessions, grants, orders, franchises, permits, agreements and other restrictions and requirements relating to any Hazardous Substances or Environmental Activity. "Hazardous Substances" includes any pollutants, dangerous substances, toxic substances, hazardous wastes, solid wastes, infectious wastes, hazardous materials, or hazardous substances as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other Federal, State, county or municipal, local or other environmental law, ordinance, rule or regulation. "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping, other than a release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leach, disposal, or dumping of petroleum products and byproducts which does not violate Environmental Requirements.

         (c) Environmental Warranty and Representation. Except with respect to the matters disclosed on Exhibit 5.3(c) attached hereto Seller, after diligent inquiry, makes the following warranties, representations and covenants:

                           (1) To the best of Seller's knowledge, the Seller is and has been at all times in compliance in all material respects with all applicable Environmental Requirements relating to the Gathering System and use of the Gathering System and no material Environmental Activity has occurred in violation of any applicable Environmental Requirements which has not been remedied;

                           (2) No investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency are pending or, to the best knowledge of Seller, threatened in connection with any Environmental Activity or alleged Environmental Activity;

                           (3) No claims are being made or, to the best knowledge of Seller, threatened by any third party against the Gathering System relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances;

                           (4) To the best of Seller's knowledge without any inquiry, no portion of the Gathering System is located within 2,000 feet of a release of Hazardous Substance;

                           (5) To the best of Seller's knowledge, without any inquiry, no occurrence or condition on any real property adjoining or in the vicinity of the Gathering System exists which could cause the Gathering System or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Requirements;

                           (6) No notice, order, directive, complaint or other communication, written or oral, has been made or issued to Seller by any governmental agency or other person alleging the occurrence of Environmental Activity in violation of any Environmental Requirements with respect to the Gathering System; and

                           (7) To the best of Seller's knowledge, no part of the Gathering System has been used for hazardous waste disposal or has been contaminated by Hazardous Substances.

                  (d)      Indemnity.
                           ---------

                           (1) Seller agrees to indemnify, hold harmless and defend Buyer, their respective officers, directors, employees, agents, successors and assigns against and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting, consulting, engineering and other expenses, (collectively "Losses") which may be imposed upon or incurred by an indemnified party by any other party or parties (including, without limitation, a governmental entity), arising out of or in connection with any Environmental Activity which resulted from the activities of Seller with respect to the Gathering System prior to the Closing Date, including the exposure of any person to any such Environmental Activity or exposure resulting from activities of Seller and regardless of whether such Environmental Activity or any related condition is discovered before or after the Closing. This indemnity shall survive the Closing and be in addition to Seller's obligations for breach of a representation or warranty set forth in other sections of this Agreement.

                           (2) Buyer agrees to indemnify, hold harmless and defend Seller, its officers, directors, employees, agents, successors and assigns, against and in respect of, any and all Losses which may be imposed upon or incurred by an indemnified party by any other party or parties (including, without limitation, a governmental entity), arising out of or in connection with any Environmental Activity which resulted from the activities of Buyer with respect to the Gathering System after the Closing Date, including the exposure of any person to any such Environmental Activity or exposure resulting from activities of Buyer. This indemnity shall survive the Closing and be in addition to Buyer's obligations for breach of a representation or warranty set forth in other sections of this Agreement.

                  (e) Obligations and Rights. In the event Buyer discovers or determines the existence of any breach by Seller of its Section 5.3(c) warranties (including, without limitation, a release of Hazardous Substances or contamination) within eighteen (18) months after the Closing Date, the result of which may require remedial action pursuant to any law or may be the basis for the assertion of any third party claims, including claims of governmental entities, Buyer shall promptly notify Seller thereof within said eighteen (18) month period and thereafter Buyer may, at its option, proceed to take such action as it deems appropriate, at Seller's sole cost and expense, and shall have the rights to indemnity with respect to all such costs and expenses as set forth in this Section. Prior, however, to the commencement by Buyer of any efforts at remediation hereunder, other than in emergency situations in which Buyer reasonably determines that there is an immediate risk to life or the public health, Buyer shall first notify Seller in writing of the Environmental Activity with details concerning the proposed plan of remediation and estimates of the associated costs. Seller shall have a reasonable amount of time in which to consent to the proposed plan of remediation, such amount of time being based upon the exigency of the circumstances, but in no event to exceed thirty (30) days. Such consent shall not be unreasonably withheld by Seller. Failure to respond in writing within said period of time shall be deemed consent to the proposed plan of remediation. In the event of a notice in writing of Seller's disagreement with Buyer's proposed plan of remediation, the dispute shall be submitted to arbitration (at which Seller may submit a proposed plan of remediation), with the Seller selecting one arbitrator, the Buyer selecting a second arbitrator, and the two so appointed selecting a third arbitrator, with the cost of arbitration being shared equally by Seller and Buyer.

         Section 5.4. No Waiver of Representations and Warranties. The election by Buyer pursuant to Section 5.1, Section 5.2, and/or Section 5.3(a) to waive a defect rather than terminate the agreement shall not in any manner affect the continuing validity of Seller's representations, warranties and indemnities hereunder and the right of Buyer to rely on the same, except that in cases in which Buyer has expressly waived a known defect in writing, Buyer shall not thereafter allege a breach of a representation or warranty on account of such defect.

                                   ARTICLE 6.
                              CONDITIONS TO CLOSING
                              ---------------------

         Section 6.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transaction contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver of the following conditions:

                  (a) Validity of Representations. All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all agreements, covenants and conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (b) Buyer's Certificate. Seller shall have received a certificate from Buyer, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its Counsel, certifying as to the fulfillment of all matters specified in Section 6.1(a) hereof. The matters set forth in such certificate shall constitute representations and warranties of Buyer hereunder.

                  (c) Secretary's Certificate. Seller shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Buyer with respect to the incumbency and specimen signature of each officer or representative of Buyer executing this Agreement, the certificate referred to in Section 6.1(b) and the ancillary agreements to which Buyer is a party.

                  (d) Actions or Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                  (e) Opinion of Counsel. Seller shall have received an opinion, dated as of the Closing, from Buyer's counsel, in form and substance reasonably acceptable to Seller covering the matters set forth in Section 3.2(a), 3.2(b) (except qualified as to knowledge in respect of Buyer's agreements), 3.2(c) (as to requisite corporate action) and 3.2(d).

         Section 6.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transaction contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of the following conditions:

                  (a) Validity of Representations. All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied in all material respects all agreements, covenants and conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

                  (b) Seller's Certificate. Buyer shall have received a certificate from Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Buyer and its counsel, certifying as to the matters specified in Section 6.2(a) hereof. The matters set forth in such certificate shall constitute representations and warranties of Seller hereunder.

                  (c) Secretary's Certificate. Buyer shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Seller with respect to the incumbency and specimen signature of each officer or representative of Seller executing this Agreement, the certificate referred to in Section 6.2(b) and the ancillary agreements to which Seller is a party.

                  (d) Actions or Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                  (e) Opinion of Counsel. Buyer shall have received an opinion dated as of the Closing from Seller's counsel, in form and substance reasonably acceptable to Buyer covering the matters set forth in Section 3.1(a), 3.1(b) (except qualified as to knowledge in respect of Seller's agreements), 3.1(c) (as to requisite corporate action) and 3.1(d).

                  (f) Pending Legal Proceedings. There shall not be pending or instituted, threatened or proposed, any action or proceeding by or before any court or administrative agency or any other person challenging or complaining of or seeking to collect damages or other relief in connection with this Agreement.

                  (g) Consents of Third Parties. All necessary consents, permissions, and approvals by third parties or governmental authorities in connection with the sale and transfer of the Gathering Assets and in connection with the transfer of all permits and licenses necessary or appropriate for the operation of the Gathering System shall have been obtained.

         Section 6.3. Conditions to Obligations of Seller and Buyer. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of each party, to the satisfaction or waiver by both parties of the following condition:

                  (a) Prohibition of Transactions. No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken, and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due hereunder.


                                   ARTICLE 7.
                                    CLOSING
                                    -------

         Section 7.1. Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall be held on October 18, 2000 but in no event earlier than the third business day after the date on which the last of the consents, permissions and approvals necessary to consummate the transactions contemplated hereunder has been obtained or given, or at such other time as Buyer and Seller may agree upon in writing. The date Closing actually occurs is herein called the "Closing Date."

         Section 7.2. Place of Closing. The Closing shall be held at the offices of Atlas America, Inc., 311 Rouser Road, Moon Township, Pennsylvania or at such other place as Buyer and Seller may agree upon in writing.

         Section 7.3. Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a) Execution of Transfer Documents. Seller, and Buyer as indicated, shall execute, acknowledge and deliver the following:

                           (1) An assignment, bill of sale and conveyance (in sufficient counterparts to facilitate recording) in form and substance as set forth in Exhibit 7.3(a)(1) hereto, or such other conveyances, assignments, transfers, bills of sale and instruments acceptable to Buyer, conveying good and marketable title to the Gathering System to Atlas Ohio (or to such persons or entities, and in such percentages, as Buyer may direct), free and clear of all liens, encumbrances, burdens, claims and defects of title of any kind.

                           (2) Partnership and Seller shall execute and deliver the Registration Rights Agreement.

                           (3) Partnership shall deliver to Seller a certificate representing the Units.

                  (b) Delivery of Funds. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver to Seller the Cash Payment by wire transfer of immediately available funds sent to Bank One NA, ABA 071 000 013, LS2 Clearing account 4811 5286, Re: Kingston Oil.

                  (c) Files. Seller shall deliver to Buyer in their present locations all files and records relating to the Gathering System, including, without limitation, all information and material referred to in Section 4.1(a),
Section 4.1(b) and Section 4.1(c), above, not previously delivered to Buyer.

                  (d) Seller's Certificates. Seller shall execute, acknowledge and deliver to Buyer the certificates dated as of the Closing as required by the terms of Section 6.2.

                  (e) Buyer's Certificates. Buyer shall execute, acknowledge and deliver to Seller the certificates dated as of Closing as required by the terms of Section 6.1.

                                   ARTICLE 8.
                            OBLIGATIONS AFTER CLOSING
                            -------------------------

         Section 8.1. Sales Taxes and Recording Fees. The party responsible by law shall pay any applicable sales taxes or other transaction taxes, duties or similar charges payable in connection with the sale of the Gathering System. Buyer shall pay all other documentary, filing and recording fees required in connection with the filing and recording of the assignments, deeds and other conveyances described in Section 7.3(a), above.

         Section 8.2. Rights, Duties, and Obligations. Subsequent to the
Closing:

                  (a) Claims Accruing after Closing Date. Buyer shall, severally and not jointly, defend, indemnify and save and hold harmless Seller against all Losses with respect to the Gathering System that accrue or relate to times after the Closing Date (but not including those incurred by Seller with respect to the sale of the Gathering System to Buyer or the negotiations leading to such sale; not including those that result from or are attributable to the negligence or willful misconduct of Seller, its employees or agents with respect to the operation and maintenance of the Gathering System or from any representation of Seller contained herein being untrue or a breach of any warranty or covenant of Seller contained herein) and that are asserted or incurred on or before eighteen
(18) months after the Closing Date.

                  (b) Claims Accruing before Closing Date. Seller shall defend, indemnify and save and hold harmless Buyer against all Losses with respect to the Gathering System that accrue or relate to times prior to the Closing Date and with respect to the Excluded Interests or any debt, claims, liabilities or obligations of Seller not expressly assumed by Buyer hereunder that accrue at any time (but not including those incurred by Buyer with respect to the purchase of the Gathering System by Buyer or the negotiations leading to such purchase and not including those that result from or are attributable to any representation of Buyer contained herein being untrue or a breach of any warranty or covenant of Buyer contained herein) and that are asserted or incurred on or before eighteen (18) months after the Closing Date.

                  (c) Claims from Breach of Seller's Warranties. Seller shall defend, indemnify and save and hold harmless Buyer against all Losses that result from or relate or are attributable to (i) any representation or warranty of Seller contained herein being untrue or any warranty, agreement or covenant of Seller contained herein being breached and (ii) any claims or actions raised by any person challenging Buyer's interests in any portion of the Gathering System that are asserted or incurred on or before eighteen (18) months after the Closing Date.

                  (d) Claims from Breach of Buyer's Warranties. Buyer shall, severally and not jointly, defend, indemnify and save and hold harmless Seller against all claims, losses, damages, costs, expenses, and liabilities that result from or relate or are attributable to any representation or warranty of Buyer contained herein being untrue or any warranty, agreement or covenant of Buyer contained herein being breached and that are asserted or incurred on or before eighteen (18) months after the Closing Date.

                  (e) Procedure for Indemnification.

                      (1) Promptly after receipt by an indemnified party under Section 5.3 or 8.2 of written notice (a "Notice of Claim") of the commencement of any action, suit or proceeding against it, or written threat thereof, such indemnified party shall, if a claim is to be made against an indemnifying party under either of said Sections, as applicable, give notice to the indemnifying party of the commencement of such action, suit or proceeding. The indemnified party shall furnish to the indemnifying party in reasonable detail such information as the indemnified party may have with respect to such indemnification claims (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or assenting the same). Subject to the limitations set forth in this Section 8.2(e), no failure or delay by the indemnified party in the performance of the foregoing shall reduce or otherwise affect the obligation of the indemnifying party to indemnify and hold the indemnified party harmless, except to the extent that such failure or delay will have adversely affected the indemnifying party's ability to defend against, settle or satisfy any action, suit or proceeding against it, damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder.

                           (2) If the claim or demand set forth in the Notice of
Claim given by the indemnified party is a claim or demand asserted by a third party, the indemnifying party shall have 45 days after the Date of Notice of Claim to notify the indemnified party in writing of its election to defend such third-party claim or demand on behalf of the indemnified party. If the indemnified party elects to defend such third-party claim or demand, the indemnifying party shall make available to the indemnified party and its agents and representatives all records and other materials that are reasonably required in the defense of such third-party claim or demand and shall otherwise cooperate with, and assist the indemnifying party in the defense of, such third-party claim or demand, and so long as the indemnifying party is defending such third-party claim in good faith, the indemnified party shall not pay, settle or compromise such third-party claim or demand. If the indemnifying party elects to defend such third-party claim or demand, the indemnifying party shall have the right to control the defense of such third-party claim or demand, at the indemnifying party's own expense. If the indemnifying party does not elect to defend such third-party claim or demand or does not defend such third-party claim or demand in good faith, the indemnified party shall have the right, in addition to any other right or remedy it may have hereunder, to defend such third-party claim or demand at the indemnifying party's expense.

                           (3) In the event any indemnified party shall have a
claim under Section 5.3 or 8.2 against any indemnifying party that does not involve a third-party claim, the indemnified party shall deliver a notice with reasonable promptness to the indemnifying party. The failure by any indemnified party to give an indemnity notice shall not impair such party's rights hereunder except to the extent that an indemnifying party demonstrates that it has been materially prejudiced thereby. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within 45 days whether the indemnifying party disputes the claim described in such indemnity notice, the amount specified in the notice will be conclusively deemed a liability of the indemnifying party under Section 5.3 or 8.2 and the indemnifying party shall pay, as the case may be, the amount of such Loss to the indemnified party on demand. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiation within 45 calendar days of timely response by the indemnifying party, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                           (4) The term "Date of Notice of Claim" shall mean the
date the Notice of Claim is effective pursuant to Section 10.4 of this Agreement.

                  (f) Proceeds after Effective Time. Buyer shall be entitled to receive all proceeds attributable to the Gathering System after the Effective Time.

                  (g) Proceeds before Effective Time. Seller shall be entitled to receive all proceeds attributable to the Gathering System prior to the Effective Time

                  (h) Tax Matters and Post-Closing Taxes.

                           (1) Liability for Taxes. Seller shall be liable for,
shall pay and shall indemnify, defend and hold Buyer harmless against all taxes relating to the Gathering System (including ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom) (collectively, the "Taxes") accruing on or before the Effective Time. Buyer shall be liable for, shall pay and shall indemnify, defend and hold Seller harmless against all Taxes accruing after the Effective Time.

                           (2) Allocation. In the case of Taxes that are payable
with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the amount of Taxes attributable to the pre-Closing portion of a taxable period shall be determined based on an interim closing of the books of Seller as of the close of business on Closing Date, except that the amount of any such Taxes that are imposed on a periodic basis shall be determined by reference to the relative number of days in the pre-Closing and post-Closings portion of such taxable period.

                           (3) Payment. Except as otherwise provided in this
Section, any amounts owed by an indemnitor to an indemnitee under this Section shall be paid within ten (10) days after receipt of written notice from the indemnitee; provided, however, that, if such amounts are being contested before a taxing authority in good faith, the indemnitor shall not be required to make payment until it is finally determined by such taxing authority, unless the indemnitor has authorized the indemnitee to make payment to such taxing authority.

                           (4) Filing of Tax Returns. The parties hereto
covenant and agree that: (a) Seller shall prepare and file with the applicable governmental authorities all income tax returns with respect to any period that ends on or before the Closing Date and all other Tax returns with respect to any period that ends on or before the Closing Date and all other Tax returns required to be filed (not taking into account extensions) on or prior to the Closing Date and (b) Buyer shall prepare and file with the applicable governmental authority all other Tax returns.

                           (5) Cooperation and Exchange of Information. Seller
and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect to Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by any tax authority. Each party shall take such action and make available such other documents as are necessary to carry out the intent of this Section. Each party agrees to notify the other party of any audit adjustments that do not result in Tax liability but can reasonably be expected to affect Tax returns of the other party. Each party will retain in accordance with applicable record retention procedures all Tax returns, schedules and work papers and all material records or other documents relating to Tax matters for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) seven (7) years following the due date (without extension) for such Tax returns. Any information obtained under this Section shall be kept confidential in the manner in which the obtaining party customarily protects its own proprietary and confidential information, except as may be otherwise necessary with the filing of Tax returns or claims for refund or in conducting an audit or other related proceeding.

         Section 8.3. Registration of Units. Partnership shall cause, at Partnership's sole expense, the resale of all the Units (as hereinafter defined) to be registered pursuant to all applicable laws, rules and regulations in accordance with the Registration Rights Agreement between Partnership and Seller in substantially the form of Exhibit 8.3 hereto (the "Registration Rights Agreement").

         Section 8.4. Further Assurances. From and after the Closing Date, Seller shall, at the request of Buyer, execute, acknowledge and deliver to Buyer, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Buyer may reasonably request (i) to transfer to and vest in Buyer, and protect its rights, title and interest in, all the Gathering System and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Buyer and its attorneys, accountants and other representatives access, during normal business hours, to any books and records relating to the Gathering System that Seller may retain as may reasonably be required in connection with the preparation of financial information or tax returns of Buyer.

         Section 8.5. Survival. The representations, warranties, covenants, agreements and indemnities included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto, shall survive the Closing in accordance with the provisions hereof.

         Section 8.6. Access to Information. Upon Seller's request, Buyer shall provide Seller access during reasonable business hours to all files and records delivered to Buyer pursuant to Section 7.3(d) of this Agreement; provided, however, that Seller shall request access to such files only when necessary to obtain needed information for pending legal proceedings or audits involving Seller, and provided further that Seller shall disclose information obtained from such files to third parties only upon the prior written consent of Buyer.

         Section 8.7. Retention of and Access to Records; Cooperation. For a period of not less than five (5) years after the Closing Date, Buyer shall preserve and retain the corporate, accounting, legal, auditing and other books and records of the Gathering System (including but not limited to, any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the Gathering System and operations of the Gathering System prior to the Closing Date); provided, however, that such five-year period shall be extended in the event that any action, suit, proceedings or investigation has been commenced or is pending or threatened at the termination of such five-year period and such extension shall continue until any such action, suit, proceeding or investigation has been settled through judgement or otherwise or is no longer pending or threatened. Notwithstanding the foregoing, Buyer may discard or destroy any of such books and records prior to the end of such five-year period or period of extension, if applicable, if it has given Seller 60 days' prior written notice of its intent to do so and Seller has not taken possession of such books and records, at its expense, within such 60-day period. Notwithstanding anything to the contrary in this Section, Seller shall retain all tax records of the Interests prepared prior to the Closing Date.

                                   ARTICLE 9.
                            TERMINATION OF AGREEMENT
                            ------------------------

         Section 9.1. Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

                  (a) By either Buyer or Seller if any condition set forth in
Section 6.3 shall not be satisfied or waived at the Closing.

                  (b) By Buyer pursuant to any of Section 5.1, 5.2 or 5.3, or if any condition set forth in Section 6.2 shall not be satisfied or waived on or before the Closing Date.

                  (c) By Seller if any condition set forth in Section 6.1 shall not be satisfied or waived on or before the Closing Date.

                  (d) By the mutual written agreement of Buyer and Seller.

         Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and have no effect; and neither party shall have any further rights or duties hereunder. Notwithstanding any other provision of this Agreement to the contrary, upon termination of this Agreement (i) by Buyer as a result of a breach by Seller, Seller shall remain liable to Buyer for any breach existing at the time of such termination or (ii) by Seller as a result of a breach by Buyer, Buyer shall remain liable to Seller for any breach existing at the time of such termination and each party may seek such remedies, including damages and reasonable attorneys fees, against the other with respect to any such breach as are available at law or in equity.

                                   ARTICLE 10.
                                  MISCELLANEOUS
                                  -------------

         Section 10.1. Exhibits. The Exhibits referred to in this Agreement have been separately bound and initialed by the duly authorized officers of Buyer and Seller. All of such Exhibits are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as of the execution of this Agreement.

         Section 10.2. Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

         Section 10.3. Publicity. All public announcements concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller. Except as may be required by law, including without limitation the rules and regulations of the Securities and Exchange Commission, no party shall act unilaterally in this regard without the prior written approval of the other party, such approval not to be unreasonably withheld.

         Section 10.4. Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered (including by confirmed telefax), or if mailed by registered or certified mail, postage prepaid, addressed as follows:

         If to Buyer:      Michael L. Staines
                           Atlas Pipeline Partners GP, LLC
                           1521 Locust Street
                           Philadelphia, PA 19102
                           Facsimile:  (215) 546-5388

         With copy to:     Lisa A. Ernst, Esquire
                           Ledgewood Law Firm, P.C.
                           1521 Locust Street
                           Philadelphia, PA  19102
                           Facsimile:  (215) 735-2513

         If to Seller:     Nicholas J. Pustay, President
                           Kingston Oil Corporation
                           1800 Dietz Lane
                           Zanesville, Ohio  43701
                           Facsimile:  (740) 452-9537

         With copy to:     Timothy B. Matthews, Esq.
                           Keating, Muething & Klekamp, P.L.L.
                           1400 Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio  45202
                           Facsimile: (513) 579-6457

         Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

         Section 10.5. Limitation of Liability. Except with respect to the indemnification obligations specifically set forth herein, Seller and Buyer do hereby covenant and agree that, after Closing, the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party of its covenants, agreements, representations, guaranties, warranties, disclaimer, waivers, or continuing obligations hereunder and the breaching party shall not be liable to the non-breaching party for consequential damages, including but not limited to loss of profits, as a result of the breach.

         Section 10.6. Amendment. This Agreement may not be altered or amended, or any rights hereunder waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

         Section 10.7. Assignment. Neither Buyer nor Seller may assign its rights or delegate its duties or obligations under the terms of this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign all or any portion of its rights and delegate all or any portion of its duties and obligations under this Agreement to any affiliate of Buyer. If Buyer makes such an assignment, Buyer shall remain liable for the performance of all of Buyer's duties and obligations under this Agreement.

         Section 10.8. Headings. The headings of the Articles and Sections of this agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         Section 10.9. Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument but all of which together shall constitute but one and the same instrument.

         Section 10.10. References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "party" shall mean any natural person, corporation, partnership, trust, estate or other entity. As used in this Agreement, "affiliate" of a party shall mean any partnership, joint venture, corporation or other entity in which such party has an interest or which controls, is controlled by or is under common control with such party.

         Section 10.11. Governing Law. This Agreement and the transaction contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Ohio; and Seller and Buyer consent to venue and jurisdiction in the state and federal courts for Muskingum County, Ohio.

         Section 10.12. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

         Section 10.13. Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and, except as otherwise prohibited, their respective successors and assigns, and nothing contained in this Agreement express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

         Section 10.14. Definition of "Knowledge." As used herein, "knowledge" of Seller means all matters actually known by any of Seller's directors, officers or Larry Murrey.

         IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above mentioned.

                              SELLER:

                              KINGSTON OIL CORPORATION

                              By:____________________________________
                              Name:  Nicholas J. Pustay
                              Its:  President

                              BUYER:

                              ATLAS PIPELINE PARTNERS, L.P.

                              By: Atlas Pipeline Partners GP, LLC, its
                                       General Partner

                              By:____________________________________
                              Name: Michael L. Staines
                              Its: Chief Operating Officer


                              ATLAS PIPELINE OHIO, LLC

                              By: Atlas Pipeline Operating Partnership, L.P.,
                                       its sole member

                                   By: Atlas Pipeline Partners GP, LLC,
                                       its General Partner


                              By:____________________________________
                              Name: Michael L. Staines
                              Its: Chief Operating Officer

Omitted Exhibits:

         Exhibit 1.1:               Gathering System Description
         Exhibit 3.1(g):            Seller's Encumbrances
         Exhibit 3.1(k):            Legal Proceedings
         Exhibit 5.3:               Environmental Exceptions
         Exhibit 8.3:               Form of Registration Rights Agreement